EXHIBIT 10.32

AMENDMENT TO LEASE AGREEMENTS

THIS AMENDMENT TO LEASE AGREEMENTS is made and entered into as of November 11, 2014, by and between THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation (“Lessor”), and MASIMO CORPORATION, a Delaware corporation (“Lessee”), with respect to the following facts:
RECITALS
A. Lessor and Lessee have heretofore made and entered into that certain (i) California Standard Industrial/Commercial Single-Tenant Lease - Modified Net (the “50 Parker Lease”), dated February 8, 2006, with respect to those certain Premises located at 50 Parker, Irvine, California, and that certain (iii) Standard Industrial/Commercial Single-Tenant Lease - Modified Net (the “60 Parker Lease”), dated April 30, 2009, with respect to those certain Premises located at 60 Parker, Irvine, California. The 50 Parker Lease and the 60 Parker Lease are jointly referred to herein as the “Leases”. The Leases were amended by that certain Amendment to Lease Agreement, dated August 29, 2012, whereby the expiration date of said Leases was extended to November 30, 2014.
B. Lessee has informed Lessor that Lessee desires to remain in the 50 Parker Premises for an additional four (4) months following its November 30, 2014 expiration date, and in the 60 Parker Premises for an additional one (1) month following its November 30, 2014, expiration date. The Leases provide that occupancy of the Premises by Lessee following the expiration date thereof requires Lessor’s consent and will be treated as a holdover in accordance with the provisions of Paragraph 26 of each of the Leases. Lessor has agreed to such holdovers on the terms and conditions set forth in the Leases.
TERMS AND CONDITIONS
NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.     50 Parker Holdover Period. Lessor and Lessee agree that Lessee may continue to occupy the 50 Parker Premises on an AS-IS basis under the terms of the 50 Parker Lease from December 1, 2014, through March 31, 2015 (the “50 Parker Holdover Term”), as a holdover lessee in accordance with the terms set forth in Paragraph 26 of the 50 Parker Lease, which includes an increase in monthly Base Rent, on all of the same terms and conditions as set forth in said Lease.
2.     60 Parker Holdover Period. Lessor and Lessee agree that Lessee may continue to occupy the 60 Parker Premises on an AS-IS basis under the terms of the 60 Parker Lease from December 1, 2014, through December 31,2014 (the “60 Parker Holdover Term”), as a holdover lessee in accordance with the terms set forth in Paragraph 26 of the 60 Parker Lease, which includes an increase in monthly Base Rent, on all of the same terms and conditions as set forth in said Lease.
3.    Holdover Term Base Rent. In accordance with the provisions of Paragraph 26 of each of the Leases, monthly Base Rent for Premises under each of the Leases shall be (i) 125% of the monthly Base Rent in effect on November 30, 2014 for the first sixty (60) days of the Holdover Term, and (ii) 150% of the monthly Base Rent in effect on November 30, 2014 for the remainder of the Holdover Term.

The monthly Base Rents for 50 and 60 Parker, on November 30, 2014, are $45,231.95 and $26,067.64, respectively. Based on said monthly Base Rents, Base Rent during the Holdover Term shall be as follows:

Month of Holdover Term	50 Parker	60 Parker

December 2014	$56,540.00.00 NNN	$32,585.00 NNN
	(i.e. $45,231.95 x 125%)	(i.e. $26,067.64 x 125%)

January 2015	$56,540.00.00 NNN	Vacant; Lease Terminated
(i.e. $45,231.95 x 125%)

February-March 2015	$67,850.00 NNN	Vacant; Lease Terminated
(i.e. $45,231.95 x 125%)
4.     No Other Changes. Except as expressly set forth herein, the Leases remain in full force and effect without any change or alteration of any nature whatsoever.
5.     Miscellaneous Provisions.
5.1     Captions. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed to qualify the meaning of any provision herein.
5.2     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.
5.3     Entire Agreement. This Agreement, together with any exhibits and any other documents necessary to effectuate the terms of this Agreement, contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and contains all of the terms and conditions thereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No changes or modification of or additions to this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.
5.4     Severability. The prOVlSlOns of this Agreement shall be deemed severable and the invalidity and unenforceability of anyone or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.
5.5     Waiver. The failure of any party hereto to insist, in anyone or moreinstances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition and the obligations of each party with respect thereto shall continue in full force and effect.
5.6     Fees and Expenses. The parties hereto shall each pay their own respective costs, fees and expenses, including, but not limited to, fees and expenses of counsel, accountants and other professionals, incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.
5.7     Attorneys’ Fees. If any party hereto commences an action against any other party hereto to enforce any of the terms hereof or because of the breach by any party hereto of any of the terms hereof, the losing or defaulting party shall pay the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action (whether by arbitration or in court of law), and in connection with any action to collect any judgment rendered thereunder.

5.8     Construction. This Agreement has been reviewed by all parties hereto and their respective attorneys, and all parties have had a full opportunity to negotiate the contents hereof. The parties expressly waive any common law or statutory rule of construction that ambiguities be construed against the drafter of this Agreement.
5.9     Assignment. Except as otherwise expressly permitted hereunder, the rights and obligations of each party hereunder shall not be assignable without the prior written consent of the other parties hereto.
5.10     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.
5.11     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original without production of the others and all of which shall constitute one and the same instrument.

[Signatures Appear on Next Page.]

IN WITNESS WHEREOF, this Amendment has been entered into by the parties as of the date first above written.

THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY, a Wisconsin
corporation

By: Northwestern Mutual Real Estate
Investments, LLC, Delaware limited liability company, its wholly-owned affiliate and authorized representative

By: /s/ Don Morton
Printed Name: Don Morton
Its: Director - Field Asset Mgmt
Date: 12/8/2014

MASIMO CORPORATION, a Delaware
corporation

By: /s/ Yongsam Lee
Printed Name: Yongsam Lee
Its: CIO
Date: 11/26/2014

4